Exhibit 5.1

Baker McKenzie Switzerland AG Holbeinstrasse 30 P.O. Box 8034 Zurich Switzerland T +41 44 384 14 14 F +41 44 384 12 84 zurich.info@bakermckenzie.com www.bakermckenzie.com

In advance via email

NLS Pharmaceutics Ltd

The Circle 6

8058 Zurich

Switzerland

Zurich, September 25, 2025 | MC/jor

NLS Pharmaceutics Ltd – Registration Statement on Form F-1

Ladies and Gentlemen,

We have acted as special Swiss counsel to NLS Pharmaceutics Ltd., a stock corporation incorporated under the laws of Switzerland (the “Company”), in connection with the filing of a Registration Statement on Form F-1 on or around the date hereof (as amended, the “Registration Statement”), with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the proposed offer and sale by Alpha Capital Anstalt, a Liechtenstein Anstalt (“Alpha”), from time to time of up to 5,000,000 of the Company’s common shares, 0.03 Swiss Franc (CHF) par value per share (the “Common Shares”).

As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Documents (as defined below).

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents (as defined hereafter), and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

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For purposes of this opinion, we have only reviewed originals or copies of the following documents (collectively the “Documents”):

1.	an electronic copy of the articles of association (Statuten) of the Company dated 2 June 2025 (the “Articles”); and

2.	an electronic copy of the online excerpt from the Commercial Register of the Canton of Zurich in respect of the Company dated 24 September 2025.

No documents, other than the Documents, have been reviewed by us in connection with this opinion. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

II.	Assumptions

In rendering the opinion below, we assumed:

a)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

b)	the shareholders’ meeting of the Company will have duly resolved the increase in ordinary share capital in such amount to cover the Common Shares to be issued by means of an ordinary share capital increase (ordentliche Aktienkapitalerhöhung);

c)	the shareholders’ meeting of the Company will have duly resolved the increase in conditional capital (bedingtes Aktienkapital) or the capital band (Kapitalband) (as applicable) in such amount to cover the Common Shares to be issued from conditional capital (bedingtes Aktienkapital) or the capital band (Kapitalband) (as applicable) within the limits of Swiss corporate law and the corresponding amendments to the Articles have been filed with and been registered by the Commercial Register of the Canton of Zurich (or such other competent commercial register);

d)	the board of directors of the Company will have in respect of the Common Shares, validly excluded the pre-emptive rights and in case of issuance from conditional capital also the pre-subscription rights of the existing shareholders for purposes of selling the Common Shares to Alpha, the board of directors of the Company will have taken the necessary further steps and resolutions to issue the Common Shares, the Common Shares have been properly paid for in the required amount, but at least in the amount of the par-value, as required under Swiss law, Alpha has where required provided the necessary declarations or subscriptions, and the share capital increase, whether in an ordinary share capital increase or from the capital band, has been filed with and registered by the Commercial register of the Canton of Zurich (or such other competent commercial register) and published in the SHAB (Swiss Official Gazette of Commerce); and

e)	none of the resolutions, steps, and actions referred to above have been amended or cancelled subsequently and have all been taken such to allow the issuance of the Common Shares.

III.	Opinion

a)	The Common Shares to be issued by means of an ordinary share capital increase (ordentliche Aktienkapitalerhöhung), once issued in accordance with clause II.b) and clause II.d) of this opinion, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Common Shares).

b)	The Common Shares to be issued from conditional capital (bedingtes Aktienkapital) or the capital band (Kapitalband) (as applicable), once issued in accordance with clause II.c) and clause II.d) of this opinion, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Common Shares).

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IV.	Qualifications

This opinion is subject to the following qualifications:

a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland.

b)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, this opinion does not cover any matter relating to Swiss or foreign taxes. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and that any dispute arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of Zurich 1, Switzerland.

This opinion is given as of the date hereof. We have no responsibility to notify you of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

Baker McKenzie Switzerland AG

/s/ Matthias Courvoisier

Matthias Courvoisier

Dr. iur., MSc in Finance, Attorney at law

D +41 44 384 13 40

matthias.courvoisier@bakermckenzie.com

Registered in the Attorney’s Register

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